Exhibit 8.1

52 East Gay St. PO Box 1008 Columbus, Ohio 43216-1008 614.464.6400 | www.vorys.com Founded 1909

June 12, 2026

Peoples Bancorp Inc.

138 Putnam Street, P.O. Box 738

Marietta, Ohio 45750

Ladies and Gentlemen:

You have requested our opinion as to the material U.S. federal income tax consequences of the merger (the “Merger”) of Citizens National Corporation, a Kentucky corporation (“Citizens”), with and into Peoples Bancorp Inc., an Ohio corporation (the “Company”), pursuant to the Agreement and Plan of Merger, dated as of April 20, 2026, by and between Citizens and the Company (the “Agreement”). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.

In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied, with your permission, upon the accuracy of, without independent verification or investigation: (i) the Agreement, (ii) the statements and representations contained in: (a) the certificate of representations of Citizens, executed by a duly authorized officer of Citizens and dated as of the date hereof, and (b) the certificate of representations of the Company, executed by a duly authorized officer of the Company and dated as of the date hereof (each, a “Certificate” and collectively, the “Certificates”), (iii) the registration statement of the Company on Form S-4, and the proxy statement of Citizens and the prospectus of the Company included therein, filed with the Securities and Exchange Commission (the “SEC”) on May 29, 2026, as amended thereafter (collectively, the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that: (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents

Vorys, Sater, Seymour and Pease LLP

Peoples Bancorp Inc.

June 12, 2026

are in full force and effect in accordance with the terms thereof, (iv) there are no other documents that affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are, and will be as of the Effective Time, true and correct as if made without such qualification and that neither Citizens nor the Company will notify us at or before the Effective Time that any statement or representation made in a Certificate is no longer complete and accurate. We also assume that (a) any Dissenting Shareholder, as of the Effective Time, will receive, pursuant to the statutory procedures, an amount per Dissenting Share that will not materially exceed the value of the Cash Consideration, and (b) as of the Effective Time, the Merger will satisfy the “continuity of interest” requirements of Treasury Department regulation Section 1.368-1(e) and other federal income tax authorities relating to reorganizations under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Finally, we assume that none of the parties to the Agreement will waive any of the conditions to closing set forth in Article VII of the Agreement. All assumptions described above have been made with your permission.

Subject to the foregoing and any other assumptions, limitations, and qualifications specified herein, (i) it is our opinion that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the discussion contained in the Registration Statement under the caption “THE MERGER – Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, exceptions, and assumptions described therein, is our opinion regarding the U.S. federal income tax consequences that are material to a U.S. holder of Citizens Common Shares that holds such shares as a capital asset.

Our opinion is limited to the foregoing U.S. federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other U.S. federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

Our opinion is based on our understanding that the relevant facts are, and will be as of the Effective Time, as described above. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Code, the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “IRS”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, requested from the IRS as to any federal income tax consequence described above.

Vorys, Sater, Seymour and Pease LLP

Peoples Bancorp Inc.

June 12, 2026

This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “THE MERGER – Material U.S. Federal Income Tax Consequences of the Merger” and “LEGAL MATTERS.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully,

/s/ Vorys, Sater, Seymour and Pease LLP

Vorys, Sater, Seymour and Pease LLP